Exhibit 10.1

Agreement AND PLAN OF MERGER

by and among

CERBERUS CYBER SENTINEL CORPORATION,

RED74 MERGER SUB, LLC,

RED74 LLC,

TICATO Holdings, inc.

and

TIMOTHY D. COLEMAN

dated as of October 18, 2021

i

TABLE OF CONTENTS (continued)

ANNEXES

Annex 1	Definitions
Annex 2	Lock-up Agreement

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of October 18, 2021, by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation (“Cerberus”), RED74 Merger Sub, LLC, a New Jersey limited liability company and a wholly owned subsidiary of Cerberus (“Merger Sub”), RED74 LLC, a New Jersey Limited Liability Corporation (“RED74”), Ticato Holdings, Inc. (“TICATO”), a New Jersey Corporation, and Timothy D. Coleman (“Tim Coleman”). Tim Coleman is the sole shareholder of TICATO. Tim Coleman and TICATO are the sole shareholders of RED74 (“Coleman” or “Shareholders”). Each of Cerberus, Merger Sub, RED74, TICATO, and Coleman are referred to herein as a “Party” and together as “Parties.” Capitalized terms not defined in the body of this Agreement are defined in Annex 1.

RECITALS

WHEREAS, the Cerberus Board has determined that it is in the best interests of Cerberus and Merger Sub, and has declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into RED74, upon the terms and subject to the conditions set forth herein; and

WHEREAS, RED74 and Coleman have determined that it is in the best interests of RED74 and Coleman, as RED74’s sole shareholder, and have declared it advisable, to enter into this Agreement, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
The Merger

1.1 The Merger. At the Effective Time, upon the terms set forth in this Agreement, and in accordance with the New Jersey Revised Uniform Limited Liability Company Act (the “LLCA”) and the New Jersey Business Corporation Act (the “BCA”), Merger Sub shall be merged with and into RED74. As a result of the Merger, the separate existence of Merger Sub shall cease and RED74 shall continue as the entity surviving the Merger (the “Surviving Entity”).

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Arizona time, no later than two Business Days after the last of the conditions precedent to Closing have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at a mutually acceptable location, or at such other time or on such other date as the Shareholders and Cerberus may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, RED74, Cerberus and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of New Jersey in accordance with the relevant provisions of the BCA and LLCA and shall make all other filings or recordings required by the BCA and LLCA. The Merger will become effective at such time as the Certificate of Merger has been accepted by the Secretary of State of New Jersey (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the BCA and LLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of RED74 and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of RED74 and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

1.5 Manager and Officers. The managers and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and bylaws of the Surviving Entity.

ARTICLE II
Conversion of Securities

2.1 Conversion of Securities. At the Closing, in consideration for the Merger, the following shall occur:

(a) Exchange Generally. Subject to the Holdback (as defined below) and the rights and obligations of the Parties under the Lock Up Agreement, all issued and outstanding shares of RED74 (“RED74 Shares”) issued and outstanding immediately prior to the Effective Time shall be exchanged for 340,000 shares of Cerberus common stock, par value $0.00001 (the “Cerberus Stock”), and $50,000 in cash (the “Merger Consideration”). At Closing, certificates and book-entries previously representing RED74 Shares (other than any RED74 Shares to be canceled (as further provided in Section 2.1(b) herein) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such RED74 Shares, and Cerberus shall pay Tim Coleman $45,000 in cash via wire transfer to an account designated by him ($5,000 in cash shall be subject to the Holdback (as defined below).

(b) Cancellation of Certain Units. Each share of RED74 held by RED74 immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Further Rights in RED74 Shares. All Merger Consideration paid in accordance with the terms hereof, including the Holdback (as defined below), shall be deemed to have been issued in full satisfaction of all rights pertaining to such RED74 Shares.

(d) Holdback. At the Closing, Cerberus shall hold back and retain from the Merger Consideration Ten Percent (10%) of each component of the Merger Consideration (the “Holdback”) as a source of satisfaction of any amounts owing by Coleman pursuant to the terms hereof, including his indemnification obligations pursuant to ARTICLE VI hereof. The amounts included in the Holdback, less any amounts subject to offset by Cerberus in satisfaction of any amounts owing by Coleman pursuant to the terms hereof, shall be distributed to Coleman in accordance with the provisions of ARTICLE VI.

2

ARTICLE III

Representations and Warranties of Cerberus and Merger Sub

Cerberus represents and warrants to the Shareholder that:

3.1 Organization.

(a) Cerberus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Cerberus has full corporate power and authority to carry on its business as presently conducted. Cerberus is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Cerberus. Cerberus has made available to the RED74 and Coleman accurate and complete copies of all Cerberus Organizational Documents.

(b) Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Merger Sub has made available to RED74 and Coleman accurate and complete copies of all of Merger Sub’s organizational documents.

3.2 Capitalization.

(a) The authorized capital stock of Cerberus consists of 250,000,000 shares of Cerberus Stock. All of the outstanding shares of Cerberus Stock have been duly authorized and validly issued in accordance with its certificate of incorporation and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights.

(b) The Cerberus Stock to be issued pursuant to this Agreement has been duly authorized in accordance with its certificate of incorporation and when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(c) There are no preemptive rights to purchase any shares of Cerberus Stock to be issued to the Shareholder pursuant to this Agreement.

3.3 Authority Relative to this Agreement. Assuming the accuracy of the representations set forth in ARTICLE IV, (a) each of Cerberus and Merger Sub have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance by Cerberus and Merger Sub of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Cerberus or Merger Sub are necessary to authorize the execution, delivery and performance by Cerberus and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Cerberus and Merger Sub and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Cerberus or Merger Sub in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Cerberus and Merger Sub and, assuming the due authorization, execution and delivery of the other Parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Cerberus and Merger Sub enforceable against Cerberus and Merger Sub in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Creditor Rights”).

3

3.4 Non-Contravention. The execution, delivery and performance by Cerberus and Merger Sub of this Agreement and the consummation by Cerberus of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Cerberus Organizational Documents or the organizational documents of any Subsidiary of Cerberus, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Cerberus or any of its Subsidiaries is a party or by which Cerberus, any of its Subsidiaries or any of their properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Cerberus or any of its Subsidiaries, except for Permitted Encumbrances or (d) violate any applicable Law binding upon Cerberus or any of its Subsidiaries, except, in the case of clauses (a), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Cerberus.

3.5 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Cerberus or any Cerberus Subsidiary in connection with the execution, delivery or performance by Cerberus of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cerberus.

3.6 Financial Statements. The financial statements of Cerberus and Cerberus’ subsidiaries, as of December 31, 2020 filed with Cerberus’ Annual Report on Form 10-K (the “Cerberus Financial Statements”) (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (b) fairly presented in all material respects the financial position of Cerberus at the dates thereof and the results of Cerberus’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP.

3.7 Absence of Undisclosed Liabilities. Neither Cerberus nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Cerberus prepared in accordance with GAAP, except (a) liabilities reflected in the Cerberus Financial Statements or described in the notes accompanying the Cerberus Financial Statements, (b) liabilities which have arisen since the date of the Cerberus Financial Statements in the ordinary course of business or as otherwise disclosed in Cerberus’ filings with the SEC and (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business or as disclosed in Cerberus’ filings with the SEC.

3.8 Absence of Certain Changes. Since the date of the Cerberus Financial Statements or as otherwise disclosed in Cerberus’ filings with the SEC, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Cerberus, (b) the business of Cerberus has been conducted only in the ordinary course consistent with past practice, (c) Cerberus has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (d) Cerberus has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Cerberus.

4

3.9 Compliance with Laws. To the Knowledge of Cerberus, Cerberus has complied in all material respects with all applicable Laws relating to any aspect of the business of Cerberus. Cerberus has not received any written notice from any Governmental Authority relating to any aspect of the business of Cerberus or alleging that Cerberus is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Cerberus. Cerberus has not been charged or, to the Knowledge of Cerberus, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Cerberus.

3.10 Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of Cerberus, threatened against or involving Cerberus, any of its Subsidiaries or any of their respective properties or assets.

3.11 Brokerage Fees. Neither Cerberus nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

3.12 No Other Representations or Warranties. Neither Cerberus nor any other Person makes (and RED74 and the Shareholder agree that they are not relying upon) any other express or implied representation or warranty with respect to Cerberus (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Cerberus disclaims any other representations or warranties not contained in this Agreement, whether made by Cerberus, any Affiliate of Cerberus or any of his respective officers, directors, managers, employees or agents. Cerberus disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to RED74 and the Shareholder or any of his Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to RED74 and the Shareholder by any director, officer, employee, agent, consultant or representative of Cerberus or any of its Affiliates).

ARTICLE IV
Representations and Warranties of RED74 and the Shareholder

RED74 and the Shareholder, jointly and severally, represent and warrant to Cerberus that:

4.1 Organization. RED74 is a Limited Liability Corporation, duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Ticato Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. RED74 has full power and authority to carry on its business as presently conducted. RED74 is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on RED74. The Shareholders have made available to Cerberus accurate and complete copies of all RED74 Organizational Documents. Tim Coleman has been issued 99% of the shares of RED74; TICATO has been issued 1% of the shares of RED74. Immediately prior to the Closing, the Shareholders own all of the issued and outstanding RED74 Shares.

(a) All of the issued and outstanding RED74 Shares have been duly authorized, are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. There are no RED74 Shares held in treasury.

5

(b) There are no preemptive rights to purchase any Securities of RED74 or any RED74 Subsidiary. There are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, RED74 Shares or other Securities of RED74 or any Subsidiary of RED74.

(c) RED74 does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

4.2 Authority Relative to this Agreement. This Agreement has been duly executed and delivered by RED74 and the Shareholders and, assuming the due authorization, execution and delivery of Cerberus, constitutes, and each other agreement, instrument or document executed or to be executed by RED74 and the shareholders of RED74 (including but not limited to the Shareholders) in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by RED74 and such shareholders and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of RED74 and such shareholders, enforceable against RED74 and such shareholders in accordance with their respective terms, except that such enforceability may be limited by Creditor Rights.

4.3 Non-Contravention. The execution, delivery and performance by RED74 and the Shareholders of this Agreement and the consummation by them of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of the certificate of formation, bylaws or other governing instruments of RED74 or any of its Subsidiaries, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which RED74 or any of its Subsidiaries is a party or by which RED74 or any of its Subsidiaries may be bound, (c) result in the creation or imposition of any Encumbrance upon any property of RED74 or any of its Subsidiaries or (d) assuming compliance with the matters referred to in this Agreement, violate any applicable Law binding upon RED74 or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on RED74.

4.4 Subsidiaries. Each Subsidiary of RED74 is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization to the extent such jurisdiction recognizes such concept, and has all requisite organizational power and authority and governmental authorizations necessary to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Material Adverse Effect on RED74. Governmental Approvals. No consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by RED74 in connection with the execution, delivery or performance by the Shareholders of this Agreement or the consummation by the Shareholders of the transactions contemplated hereby, other than any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RED74.

6

4.5 Financial Statements. The Shareholders have delivered to Cerberus (a) the unaudited, compiled consolidated balance sheets of RED74 as of December 31, 2020 and 2019 and the related unaudited, compiled statements of operations, shareholders’ equity and cash flows for the years then ended, and the notes and schedules thereto, and (b) the unaudited, compiled consolidated balance sheet of RED74 and the related statement of operations and comprehensive income for the quarter then ended (collectively the “RED74 Financial Statements”). The RED74 Financial Statements (i) have been prepared from the books and records of RED74 in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (ii) accurately and fairly present in all material respects the consolidated financial position of RED74 as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.

4.6 Absence of Undisclosed Liabilities. RED74 does not have any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a consolidated balance sheet of RED74 prepared in accordance with GAAP, except (a) liabilities reflected in the RED74 Financial Statements, (b) liabilities which have arisen since the date of the RED74 Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement) and (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract).

4.7 Absence of Certain Changes. Since the date of the RED74 Financial Statements, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on RED74, (b) the business of RED74 has been conducted only in the ordinary course consistent with past practice, (c) RED74 has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (d) RED74 has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on RED74.

4.8 Compliance with Laws. RED74 has complied in all material respects with all applicable Laws relating to any aspect of the business of RED74. RED74 has not received any written notice from any Governmental Authority relating to any aspect of the business of RED74 or alleging that RED74 is not in compliance with or is in default or violation of any applicable Law. RED74 has not been charged or, to the Knowledge of RED74, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of RED74.

4.9 Tax Matters.

(a) All material Tax Returns of RED74 have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by RED74 have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of RED74 in accordance with GAAP.

(b) TICATO made a Subchapter S election under the Code as of December 13, 2018.

(c) All material Taxes required to be withheld or collected by RED74 with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.

(d) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of RED74. There are no actions, examinations or audits currently pending or, to RED74’ Knowledge, threatened with respect to RED74 in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of RED74 which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where RED74 does not file Tax Returns that RED74 is, or may be, subject to taxation by that jurisdiction.

7

(e) There are no Encumbrances for Taxes on any of the assets of RED74. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of RED74.

(f) RED74 is not a party to, and RED74 is not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of RED74. RED74 has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(g) No portion of the properties of RED74 (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

(h) Neither RED74 nor any of its shareholders have filed an election on IRS Form 8832, Entity Classification Election, causing RED74 to be classified as an association taxable as an entity for U.S. federal income tax purposes.

4.10 Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of RED74, threatened against or involving RED74, any Subsidiary of RED74 or any of their respective properties or assets.

4.11 Brokerage Fees. RED74 has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby, or any other transaction.

4.12 Permits. Any Permit obtained by RED74 as of the date hereof is in full force and effect in all material respects, and RED74 is in material compliance with its Permits. RED74 has not received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of RED74, threatened, with respect to any alleged failure by RED74 to have any material Permit. The transactions contemplated by this Agreement shall not cause the termination (with or without notice and/or lapse of time), or require any action in connection with the continued effectiveness, of such Permits.

4.13 Insurance. Schedule 3.15 sets forth a complete and correct list of material insurance policies, as of the date of this Agreement, maintained by or on behalf of RED74.

4.14 Employees. RED74 is not a party to, or bound by, any collective bargaining or other agreement with a labor organization. RED74 is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of RED74, threatened Proceeding against or involving RED74 by or before, and RED74 is not subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of RED74.

8

4.15 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 4.17, RED74 is not a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any Employee Benefit Plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreements between or among RED74 or one of its Affiliates or with any Related Person of RED74 (other than agreements solely between or among RED74 and its wholly owned Subsidiaries), (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of any outstanding Securities that has not been disclosed to Cerberus in writing, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of RED74 to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment involving in excess of $5,000, (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including RED74 and any of its Subsidiaries, (ix) any contract that requires RED74 to purchase its total requirements of any product or service from a third party, (x) any contract that provides for the indemnification by RED74 of any Person or the assumption of any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which RED74 is a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of RED74, (xiii) any contract with any Governmental Authority to which RED74 is a party, (xiv) any contract to which RED74 is a party that provides for any joint venture, partnership or similar arrangement by RED74, (xv) any tax partnership agreement, (xvi) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xvii) any agreement that constitutes a lease of real property. Schedule 4.17 is an accurate and complete copies of all written Material Contracts of RED74, including all amendments thereto. All references to RED74 in this Section 4.15 shall be deemed to include the RED74 Subsidiaries. All clients of RED74 as of the Closing shall continue to utilize the services of RED74 consistent with past practices, in all material respects, during the six (6) month period following the Closing.

(b) RED74 has not materially breached any of the terms or conditions of any lease, contract, agreement, commitment, instrument or understanding (whether written or oral). There is not, to the Knowledge of RED74, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification.

(c) Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of RED74 and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Closing, will continue to constitute a valid and binding obligation of RED74 and the other parties thereto.

9

4.16 Benefit Plans. Schedule 4.18 sets forth a complete and accurate list of all Employee Benefit Plans (a) that RED74 sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (b) to which RED74 contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which RED74 may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by RED74) (each a “RED74 Benefit Plan” and collectively referred to as the “RED74 Benefit Plans”). With respect to each RED74 Benefit Plan, true, correct and complete copies of the following documents, to the extent applicable, have been provided or made available to RED74: (i) all plans and related trust documents, and amendments thereto; (ii) the two (2) most recent Forms 5500; (iii) the most recent IRS determination, advisory or opinion letter, if any; (iv) the two (2) most recent summary plan descriptions; (v) the most recent summaries of material modifications; (vi) the two (2) most recent summary annual reports; (vii) nondiscrimination, coverage and any other applicable testing performed with respect to the two (2) most recent years, if any; (viii) the two (2) most recent participant and fiduciary fee disclosure notices; (ix) the two (2) most recent summaries of benefits and coverage; (x) the most recent service agreements related to the plan’s administration; and (xi) written descriptions of all non-written agreements relating to the RED74 Benefit Plans. No RED74 Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either RED74 or any of its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any Law applicable to any of the RED74 Benefit Plans, in any such case that would subject RED74 to any material Taxes, penalties or other liabilities. There are no investigations or audits of any RED74 Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to RED74, its Subsidiaries or its ERISA Affiliates that has not been fully discharged. Each RED74 Benefit Plan has been operated, in all material respects, in compliance with applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each RED74 Benefit Plan have, in all material respects, been timely and completely filed or distributed. Each RED74 Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is the adopter of a volume submitter or prototype document that has received a favorable advisory or opinion letter from the IRS, all subsequent interim amendments have been made in a timely manner, and no such RED74 Benefit Plan has been amended or operated in a way that could reasonably be expected to adversely affect its qualified status or the tax-exempt status of its related trust. No RED74 Benefit Plan that is represented to be qualified under Section 401(a) of the Code has been terminated or partially terminated during the preceding six years, nor has RED74 discontinued contributions to any such plan, without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by applicable Law. There are no pending Claims relating to any RED74 Benefit Plan (other than ordinary claims for benefits) and none are threatened. No RED74 Benefit Plan provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Each RED74 Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, is currently in compliance with an has always complied with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601 through 608, inclusive, of ERISA or similar state applicable Law. RED74 has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is not in compliance with the applicable provisions of Section 409A of the Code. Each RED74 Benefit Plan is amendable and terminable unilaterally by RED74 or its subsidiaries at any time without liability or expense (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto). The investment vehicles used to fund any RED74 Benefit Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.

4.17 Regulatory Agencies. All filings heretofore made by RED74 and its Subsidiaries with all federal, state and local agencies or commissions were made in compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings.

4.18 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RED74, (a) RED74 owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted or planned to be conducted; (b) no third party has asserted in writing delivered to RED74 or its Subsidiaries an unresolved claim that RED74 or its Subsidiaries are infringing on the Intellectual Property of such third party; and (c) to the Knowledge of RED74, no third party is infringing on the Intellectual Property owned by RED74 or its Subsidiaries.

10

4.19 Investment Representations. Tim Coleman will acquire Cerberus Stock for his own account for investment purposes only and not with a view to the distribution thereof. Tim Coleman is an accredited investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act. Tim Colemanacknowledges that he (a) understands and agrees that the Cerberus Stock has not been registered under the Securities Act or any state securities Laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities Laws, (b) must bear the economic risk of its investment in its Cerberus Stock for an indefinite period of time because they have not been registered under the Securities Act and applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available, (c) understands that absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Cerberus Stock, he will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Cerberus Stock absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities Laws and (d) understands that the Cerberus Stock will bear a customary legend reflecting the fact that such shares are “restricted securities” as defined in Rule 144 under the Securities Act and subject to the Lock-up Agreement attached hereto as Annex 2.

4.20 Independent Evaluation. In entering into this Agreement, the Shareholders acknowledge and affirms that they have relied and will rely solely on the terms of this Agreement and upon their independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction.

4.21 No Other Representations or Warranties. Neither the Shareholders nor any other Person makes (and Cerberus agrees that it is not relying upon) any other express or implied representation or warranty with respect to RED74 (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and the Shareholders disclaim any other representations or warranties not contained in this Agreement, whether made by RED74, any Affiliate of RED74 or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement, the Shareholders disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Cerberus or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Cerberus by any director, officer, employee, agent, consultant or representative of RED74 or any of its Affiliates). The disclosure of any matter or item on any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on RED74.

ARTICLE V

Covenants

5.1 Confidentiality. From and after the Closing, the Shareholders shall, and shall cause their Affiliates to, hold in confidence any and all information, whether written or oral, concerning RED74, except to the extent that the Shareholder can show that such information (a) is generally available to and known by the public through no fault of the Shareholders, any of their Affiliates or Representatives; or (b) is lawfully acquired by the Shareholders, any of their Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Shareholders or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Shareholders shall promptly notify Cerberus in writing and shall disclose only that portion of such information which the Shareholders are advised by their counsel in writing is legally required to be disclosed, provided that the Shareholders shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

11

5.2 Non-competition; Non-solicitation.

(a) For a period of (2) years commencing on the Closing Date (the “Restricted Period”), the Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between RED74 and customers or suppliers of RED74. Notwithstanding the foregoing, the Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, the Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit any employee of RED74 or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, the Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of RED74 or potential clients or customers of RED74 for purposes of diverting their business or services from RED74.

(d) The Shareholders acknowledge that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to Cerberus, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Shareholders of any such obligations, Cerberus shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

The Shareholders acknowledgethat the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Cerberus and constitute a material inducement to Cerberus to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The restrictions in this Section shall not prohibit the service of the Shareholders to Cerberus, RED74 or their respective Affiliates.

12

5.3 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with each other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) RED74 and the Shareholders shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are required in connection with the transactions contemplated hereby.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which RED74 is a party is not obtained prior to the Closing, the Shareholders shall, subsequent to the Closing, cooperate with Cerberus and RED74 in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Shareholders shall use their reasonable best efforts to provide RED74 with the rights and benefits of the affected Contract for the term thereof, and, if the Shareholders provide such rights and benefits, RED74 shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Shareholders or RED74 with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

13

(f) Notwithstanding the foregoing, nothing in this Section 5.3 shall require, or be construed to require, Cerberus or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Cerberus, RED74 or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Cerberus of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.4 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.5 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Indemnification

6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2, and 4.3 shall survive indefinitely and the representations and warranties in Sections 4.9 and 4.16 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 5.2 which are subject to Section 5.2) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification By the Shareholder. Subject to the other terms and conditions of this ARTICLE VI, the Shareholder shall indemnify and defend each of Cerberus and its Affiliates (including, RED74) and their respective Representatives (collectively, the “Cerberus Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cerberus Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Shareholders pursuant to this Agreement; or

14

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders pursuant to this Agreement.

6.3 Indemnification By Cerberus. Subject to the other terms and conditions of this ARTICLE VI, Cerberus shall indemnify and defend the Shareholders and their respective Affiliates and Representatives (collectively, the “RED74 Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the RED74 Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Cerberus contained in this Agreement or in any certificate or instrument delivered by or on behalf of Cerberus pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Cerberus pursuant to this Agreement.

6.4 Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is RED74, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Cerberus or its Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.4(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.4(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Shareholder and Cerberus shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

15

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to RED74’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

16

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

6.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

6.6 Right to Withhold; Offset. In addition to the other remedies set forth herein, in the event of any claim for indemnification by any Cerberus Indemnitee within one year from the Closing against the Shareholders, the Shareholders hereby irrevocably authorize Cerberus to withhold from the Holdback, an amount equal to the amount of Losses claimed by the Cerberus Indemnitees. With respect to any shares of Cerberus Stock subject to the Holdback, the number of such shares shall be valued based on the value agreed in Section 2.1(a). Cerberus may determine to withhold payment of cash and/or delivery of shares of Cerberus Stock, in its sole discretion until the resolution of such claim. Following final resolution of such claim for indemnification pursuant to the provisions of this Agreement, Cerberus shall be entitled to retain the amount of the Holdback in the amount of Losses determined to be owed to the Cerberus Indemnitees, but shall promptly pay to the Shareholders any amount of the Holdback in excess of such Losses. In the event that no claim is made by any Cerberus Indemnitee within one year from the Closing, then Cerberus shall pay the entire amount of the Holdback to Tim Coleman.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE VII
Miscellaneous

7.1 Waiver, Etc. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

17

7.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Agreement shall be null and void.

7.3 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes hereto and the Confidentiality Agreement, (a) constitutes the entire agreement and understanding of the Parties, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 7.10, and except that nothing herein precludes any Party’s rights from being transferred to their respective successors in interest by operation of law. By way of example, but not limitation, all rights hereunder that Tim Coleman had at the time of his death shall be transferred to his estate.

7.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Arizona, applicable to contracts executed in and to be performed entirely within that state, without giving effect to any conflicts of law principles that would result in the application of any applicable Law other than the Laws of the State of Arizona.

(b) Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state superior court of Maricopa County, Arizona. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its or property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or Proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.6 Specific Enforcement. The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Agreement in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state superior court of Maricopa County, Arizona, this being in addition to any other remedy to which any Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Agreement, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Agreement):

If to Cerberus, Merger Sub or RED 74, to:

Cerberus Cyber Sentinel Corporation

6900 E. Camelback Road, Suite 240

Scottsdale, AZ 85251

Attn: David G. Jemmett

Email: david@cerberussentinel.com

with a copy (which shall not constitute notice) to:

Gray Reed & McGraw LLP

1601 Elm Street, Ste. 4600

Dallas, Texas 75201

Attn: David R. Earhart

E-mail: dearhart@grayreed.com

19

If to the Shareholders, to:

Tim Coleman

800 Denow Road, Suite T

Pennington, NJ 08534

E-mail: tcoleman@red74tech.com

with a copy (which shall not constitute notice) to:

Darren M. Baldo, Esq.

Baldo Law Firm

4093 Quakerbridge Rd.

Princeton Jct., NJ 08550

E-mail: darren@dbaldolaw.com

7.8 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.9 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Annex to, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word “or” shall be inclusive and not exclusive.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

7.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or of any of its respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

7.11 Successors and Assigns. All of the covenants, rights, and obligations of the respective Parties resulting from the terms, provisions, and conditions contained in this Agreement shall be binding upon, and inure to the benefit of, such Parties’ respective heirs, legal representatives, successors, and assigns.

[Signature page follows.]

20

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

CERBERUS CYBER SENTINEL CORPORATION

By:	/s/ David Jemmett
David Jemmett
Chief Executive Officer

RED74 MERGER SUB, LLC

By:	/s/ David Jemmett
David Jemmett
Chief Executive Officer

RED74 LLC

By:	/s/ Timothy D. Coleman
Timothy D. Coleman, Managing Member

TICATO HOLDINGS, INC.

By:	/s/ Timothy D. Coleman
Timothy D. Coleman, President

/s/ Timothy D. Coleman
Tim Coleman, individually

[Signature Page to Stock Purchase Agreement]

ANNEX 1
Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” is defined in Section 1.1.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the preamble.

“Audited RED74 Financial Statements” is defined in Section 4.5.

“BCA” is defined in Section 1.1.

“Business Day” means a day other than a Saturday, a Sunday or other day on which banks in Phoenix, Arizona are authorized or required by law to be closed.

“Cerberus” is defined in the preamble.

“Cerberus Financial Statements” is defined in Section 3.6.

“Cerberus Indemnitees” is defined in Section 6.2.

“Cerberus Organizational Documents” means the certificate of formation and bylaws of Cerberus as currently in effect.

“Cerberus Stock” means shares of common stock, par value $0.00001, of Cerberus.

“Certificate of Formation” means the Certificate of Formation of RED74 as filed with the State of New Jersey, as amended.

“Certificate of Merger” is defined in Section 1.3.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative Orders.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of by and between RED74 and Cerberus, as amended from time to time.

“Contracts” means all leases, contracts, agreements, commitments, instruments and understandings, whether written or oral.

“Control” is defined in the definition of the term “Affiliate.”

“Creditor Rights” is defined in Section 3.3.

“Direct Claim” is defined in Section 6.4(c).

“Effective Time” is defined in Section 1.3.

“Employee Benefit Plan” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including cash, equity or equity-based, employment, retention, change of control, health, medical, dental, disability, workman’s compensation, accident, life insurance, day or dependent care, legal services, vacation, severance, retirement, pension, savings, or termination.

“Encumbrance” means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“ERISA” is defined in the definition of the term “Employee Benefit Plan.”

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.

“Holdback” is defined in Section 2.1(d).

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, know-how and other intellectual property.

“IRS” means the Internal Revenue Service.

“Knowledge” (i) when used with respect to RED74, means the actual knowledge, after reasonable inquiry, of the Shareholder and (ii) when used with respect to Cerberus, means the actual knowledge, after reasonable inquiry, of David G. Jemmett and/or its Board.

“Law” shall mean any domestic or foreign law, common law, statute, ordinance, rule, regulation, code, judgment, Order, writ, injunction, decree or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

“LLCA” is defined in Section 1.1.

“Losses” means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (iii) any change in the market price or trading volume of RED74 Units (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Material Contracts” means all material Contracts to which a Party is a party as of the date hereof and which relate to the conduct of the business of the Party or which, from and after the Closing, will burden the properties of the Party in any material respect.

“Merger Consideration” is defined in Section 2.1(a).

“Merger Sub” is defined in the preamble.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority.

“Party” or “Parties” is defined in the preamble.

“Permit” means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved for in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.

“Person” means an individual, an entity, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“RED74” is defined in the recitals.

“RED74 Benefit Plan” or “RED74 Benefit Plans” is defined in Section 4.16.

“RED74 Financial Statements” is defined in Section 4.5.

“RED74 Indemnitees” is defined in Section 6.3.

“RED74 Organizational Documents” means the Certificate of Formation and bylaws of RED74 as currently in effect.

“RED74 Shares” is defined in Section 2.1(a).

“Proceeding” means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations or inquiries by or before any arbitrator or Governmental Authority.

“Related Person” with respect to any Person, means any Affiliate, officer or director of such Person, or any of their respective family members of such Person any Person in which any of the foregoing has, directly or indirectly, a material interest.

“Representatives” means the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Restricted Business” means any business in the same or similar business as RED74 that is competitive with RED74.

“Restricted Period” is defined in Section 5.2(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any class or series of equity interest in a Party, including without limitation, the RED74 Shares, Cerberus Stock, the equity interests of each Subsidiary of any Party.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” is defined in the preamble.

“Subsidiary” when used with respect to any Party, means any entity, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“Surviving Entity” is defined in Section 1.1.

“Tax Return” means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached s and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.

“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

“Territory” means the State of New Jersey and any other state where RED74 conducts material operations or provides material services.

“Third Party Claim” is defined in Section 6.4(a).

“RED74 Financial Statements” is defined in Section 4.5.

“Coleman” is defined in the preamble.

ANNEX 2

LOCK UP AGREEMENT

THIS LOCK UP AGREEMENT (this “Agreement”) is entered as of this 18th day of October, 2021 (the “Effective Date”) by Tim Coleman (the “Stockholder”), and Cerberus Cyber Sentinel Corporation, a Delaware corporation (the “Company”). Each of Stockholder and the Company are referred to herein as a “Party” and together as “Parties.”

ARTICLE I

WHEREAS Stockholder is the owner of 340,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and as an inducement to third parties to invest in the Company’s common stock, Stockholder is willing to execute this Agreement.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. LOCK UP OF SHARES; PERMITTED LEAK OUTS.

(a) The Stockholder hereby agrees that, without the prior written consent of the Company and except as set forth below, he will not during the period commencing on the Effective Date and ending on the 12 month anniversary of the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of the Company’s Common Stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”);

(b) The Stockholder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up for which the Stockholder is the record holder and, in the case of Shares subject to this Agreement for which the Stockholder is the beneficial but not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement; and

(c) Notwithstanding the foregoing the Stockholder may transfer the Shares as set forth below (collectively, the “Permitted Transfer”), provided that each transferee, donee or distributee of the Shares shall sign and deliver to the Company a lock-up letter substantially in the form of this letter contemporaneously with such transaction (such letter reflecting the time remaining for the obligations hereunder, and does not serve to increase the length of any of the obligations hereunder or thereunder):

(i) as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member.

(ii) the pledge, hypothecation or granting of a collateral security interest in the Shares; and

(iii) the sale or transfer of all or any portion of the Shares via private sale (a “Private Sale”).

(iv) Upon request by Stockholder, the Company agrees to use commercially reasonable efforts to facilitate a Private Sale of the Shares at the then current bid price of the Company’s Common Stock. Following the release of any Shares from the Lock Up, the Stockholder agrees to limit the resales of such Shares in the public market as follows the “Additional Restrictions”) if the daily average trading volume on the primary trading markets on which the Common Stock is then quoted or listed (i) is less than 30,000 shares of Common Stock, the Stockholder shall not sell more than 1,000 Shares per trading day; (ii) is greater than 30,000 shares of Common Stock, but less than 100,000 shares, the Stockholder shall not sell more than 5,000 Shares per trading day; and (iii) is greater than 100,000 shares, the Stockholder shall not sell more than 50,000 Shares. Notwithstanding the foregoing, if not earlier terminated in accordance with the terms hereof, the Additional Restrictions shall automatically terminate and cease to be of further force and effect, on the 36 month anniversary of the Effective Date.

2. RELEASES.

(a) The Lock Up and the Additional Restrictions shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company, or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; or (iv) dissolution, liquidation or winding up of the affairs of the Company.

(b) All of the Company’s Common Stock (or options or other instruments convertible into such Common Stock) now owned or hereafter acquired, and held, directly or indirectly, by officers or directors of the Company are subject to a lock up agreement which is at least as restrictive as this Agreement, and which contain a Lock Up Period and Additional Restrictions, each expiring no earlier than the periods provided for herein. At any time during the Lock Up Period or prior to the expiration of the Additional Restrictions, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Common Stock of any holder from the terms of a lock up in such amounts as it may determine; provided that any such release shall also provide for the release of the Shares under this Agreement, in an equal percentage to the total number of Shares subject to this Agreement as to the release of the lock up of shares of the Company’s Common Stock for any such other holder benefiting from such release.

3. TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. As provided above, any Permitted Transfer shall require the transferee to execute a lock up agreement in accordance with the same terms set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4. COMPLIANCE WITH SECURITIES LAWS. In the event of a Permitted Transfer, as a condition to the Company agreeing to such Permitted Transfer, the Stockholder shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company, to the effect that the transfer is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that the transfer otherwise complies with the terms of this Agreement.

5. LEGENDS.

(a) The Stockholder hereby agrees that each outstanding certificate representing the Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED OCTOBER 18, 2021, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b) A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company. In addition, a copy of this Agreement shall be filed with the Company’s transfer agent of record.

6. NO OTHER RIGHTS. The Stockholder understands and agrees that the Company is under no obligation to register the sale, transfer or other disposition of the Shares under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

7. SPECIFIC PERFORMANCE. The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 7 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

8. NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholder at the address last appearing on the books and records of the Company.

9. RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, and to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Maricopa County in the State of Arizona. The Parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Phoenix, Arizona, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Phoenix Arizona has been brought in an inconvenient form.

11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

13. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Stockholder. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

14. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15. CONSTRUCTION. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

16. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Parties hereto are expressly canceled.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CERBERUS CYBER SENTINEL CORPORATION

By:
David Jemmett
Chief Executive Officer

Timothy D. Coleman, Individually

Page 10